FORM 8-K

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): December 16, 1998


                                  HOME BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Indiana                          0-22376             35-1906765
-------------------------------           ------------       -------------------
(State or other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization)            File Number)       Identification No.)

    132 East Berry Street, P.O. Box 989
    Fort Wayne, Indiana                                         46801-0989
 ---------------------------------------                        ----------
 (Address of principal executive offices)                       (Zip Code)


                                 (219) 422-3502
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events.

           Attached Press Release Relative to Home Bancorp Fiscal Year 1998 Record Earnings Stock Repurchase Completed

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                           HOME BANCORP
                                                        ------------------
                                                           (Registrant)


                                                    /s/ W. Paul Wolf
Date:   December 16, 1998                               ------------
                                                        W. Paul Wolf
                                                        Chairman, President, CEO

                                  NEWS RELEASE

Home Bancorp                                       Date        December 16, 1998
132 EAST BERRY STREET -  P.O. BOX 989              Contact     W. Paul Wolf
FORT WAYNE, INDIANA 46801-0989
PHONE:  (219) 422-3502
FAX:  (219) 426-7027

                                  Home Bancorp
                        Fiscal Year 1998 Record Earnings

                           Stock Repurchase Completed


FORT WAYNE, Indiana, -- December 17, 1998 -- Home Bancorp (Nasdaq: HBFW), the holding company for Home Loan Bank, Fort Wayne, Indiana, announced the fiscal year 1998 net income of $2,906,000 after impacted by a Year 2000 (Y2K) pretax expense of $140,000, compared to net income of $2,893,000 for fiscal year (FY) 1997. Basic earnings per share (EPS) were $1.32 for FY 1998, a 10% increase, compared to the $1.20 basic EPS for prior year FY 1997. Diluted earnings per share were $1.28, an 8.5% increase from the prior year of $1.18 diluted EPS for FY 1997.

Home Bancorp's September 30, 1998 total assets increased to $372.4 million from $346.0 million at fiscal 1997 year end. Deposits increased $18.5 million from the prior year to $316.0 million at September 30, 1998. Total net loans at September 30, 1998 were $324.2 million, compared with $284.0 million a year ago, an historical $40.2 million annual loan growth.

The company reported the completion of stock repurchase plan previously announced on December 15, 1997 with a total of 241,186 shares repurchased.



       Home Bancorp (Nasdaq)
       Twelve Months September 30:                    1998              1997
       Net Income.....................             $2,906,000        $2,893,000
       Share Earnings:
                Net Income basic......                   1.32              1.20
                Net Income diluted....                   1.28              1.18








                       Holding Company for Home Loan Bank